Exhibit 99.1

Clean Energy Announces Sustainability-Linked Financing with Riverstone Credit Partners to Fund RNG Growth

Newport Beach, Calif. – December 28, 2022 – Clean Energy Fuels Corp. (Nasdaq: CLNE), the largest provider of the cleanest fuel for the transportation market, today announced that it entered into a four-year $150 million sustainability-linked senior secured term loan with Riverstone Credit Partners L.P. (“Riverstone Credit Partners”), a dedicated credit investment platform focused on energy, power, decarbonization, and infrastructure managed by Riverstone Holdings LLC (“Riverstone”).

This financing provides Clean Energy with additional capital to execute its renewable natural gas (RNG) growth strategy as demand for RNG fuel rapidly rises. Clean Energy’s growth strategy includes the development of negative carbon intensity RNG projects and construction of new RNG fueling stations for transportation sector customers. Proceeds from the term loan will be used, in part, to help fund the company’s rapid expansion of RNG projects at dairies, which capture fugitive methane and turn it into a fuel made entirely from organic waste and reduces carbon emissions by an average of 300% versus diesel. Demand for the fuel continues to grow as customers like Republic Services, WM, UPS, LA Metro and New York City MTA continue to expand their RNG fleets.

“As we articulated at the beginning of the year, we have big plans to increase our supply of RNG from dairies because when it ends up in the tank of a heavy-duty truck or a transit bus, it is rated cleaner than any other alternative in the marketplace,” said Andrew J. Littlefair, president and CEO of Clean Energy. “Our joint ventures with bp and TotalEnergies are having great success. We are currently constructing multiple RNG projects at dairies around the country with a healthy pipeline of other projects. This additional financing will allow us to stay on this rapid pace of development.”

“Clean Energy pioneered RNG as a vehicle fuel and continues to be the largest provider of RNG for the transportation industry throughout North America. We are thrilled to partner with them on their quest to deliver fully zero-carbon RNG by 2025,” said Daniel Flannery, Managing Director at Riverstone.

Clean Energy obtained a second party opinion from Sustainable Fitch that considered the transaction to be aligned with the five pillars of the Loan Syndications and Trading Association's Sustainability-Linked Loan Principles.

For more information about this transaction, see the 8-K filing that will be accessible on the company’s website.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @ce_renewables on Twitter.

About Riverstone

Founded in 2000, Riverstone is an investment firm focused on executing private equity and credit investments in energy, power, decarbonization and infrastructure. To date, the firm has raised approximately $43 billion of capital, which it has deployed across its platform to over 200 portfolio companies since inception. For more information about Riverstone, please visit www.riverstonellc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about, among other things, the continued growth in the demand for RNG; our ability to execute on our overall RNG growth strategy; our ability to realize and fund our rapid expansion of multiple RNG projects at dairies around the country; the continued expansion of RNG fleets at customers such as Republic Services, WM, UPS, LA Metro and New York City MTA; and our quest to deliver fully zero-carbon RNG by 2025. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, Clean Energy undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the reports and other documents Clean Energy files with the Securities and Exchange Commission (available at www.sec.gov), including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 that the Company filed with the Securities and Exchange Commission on November 8, 2022, contain additional information and risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release.

##